Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 17, 2025, relating to the consolidated financial statements of DiaMedica Therapeutics Inc. (the Company), which appears in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

August 1, 2025

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